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                                                                    EXHIBIT 99.1

[WEATHERFORD LOGO]                                                  NEWS RELEASE

     WEATHERFORD SIGNS DEFINITIVE AGREEMENT TO ACQUIRE ALPINE OIL SERVICES

HOUSTON, June 19, 2000 -- Weatherford International, Inc. (NYSE: WFT) announced today that it had signed a definitive agreement to acquire Alpine Oil Services Corporation (Toronto:ASL) for approximately U.S. $55 million in Weatherford common stock. The acquisition of Alpine will extend Weatherford's underbalanced drilling capabilities worldwide and add new completion technology capabilities to Weatherford's Completion Systems division.

        The Alpine acquisition, which has been approved by Weatherford's and Alpine's board of directors, is subject to the approval of Alpine's shareholders and Canadian regulatory and judicial authorities. Holders of approximately 34% of the outstanding shares of Alpine have previously agreed to support and vote for the acquisition.

      Under the terms of the agreement Weatherford has agreed to pay Canadian $2.50 for each share of Alpine common stock, payable in common Weatherford stock. For the purposes of the transaction the value of Weatherford shares will be determined based on the average Weatherford closing price for the 10 days prior to the close of the acquisition of Alpine. Alpine Oil Services, headquartered in Calgary, Alberta, will announce in the near future the date of a meeting of Alpine shareholders to approve this agreement. The transaction is expected to close after the Alpine shareholder meeting.

      Houston-based Weatherford International, Inc. (http://www.weatherford.com) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.

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Contact:
Don Galletly           (713) 693-4148